As filed with the Securities and Exchange Commission on May 31, 2002

                                                                                                                                                         Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ALCATEL
(Exact name of Registrant as specified in its Charter)

Republic of France (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

54, rue la Boétie
75008 Paris, France
(Address of principal executive
offices, including zip code)

Al’ 2002 STOCK OPTION PLAN FOR CLASS A SHARES
(Full title of the Plan)

George Brunt, Esq.
Alcatel USA, Inc.
1000 Coit Road
Plano, TX 75075
(Name and address of agent for service)
(972) 519-3000
(Telephone number, including area code, of agent for service)

Copies to:
Stanley Komoroff, Esq.
Proskauer Rose LLP
1585 Broadway
New York, New York 10036-8299
(212) 969-3000

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount
Title of securities	Amount to be	offering price	aggregate	of
to be registered	registered(1)	per share(2)	offering price(2)	registration fee

Class A Shares, nominal value €2 of Alcatel	78,000	$19.4958 (3)	$1,520,676 (3)	$140 (3)

(1)	The shares being registered hereby may be represented by the Registrant’s American Depositary Shares.

(2)	The U.S. dollar amount of the proposed maximum offering price per share and proposed maximum aggregate offering price was computed using the dollar/euro Noon Buying Rate on May 30, 2002 of $0.9373.

2

(3)	The exercise price for the options to be granted is the U.S. dollar equivalent of €20.80. Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the offering price (per share and in the aggregate) and the registration fee is based on the exercise price of the options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the “Note” to Part I of  Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

     The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by Alcatel, a société anonyme organized under the laws of France (the “Registrant”), under Commission File No. 1-11130, are incorporated herein by reference and made a part hereof:

(a)	Annual Report on Form 20-F for the fiscal year ended December 31, 2001, filed on March 29, 2002;

(b)	Reports of Foreign Private Issuer on Form 6-K filed February 22 and May 3, 2002;

(c)	(i) The description of the Registrant’s Class A Shares and the Class A American Depositary Shares contained in the Registration Statement on Form 8-A filed by the Registrant with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(ii) The Form 8-A incorporates by reference the description of the Class A Shares and the Class A American Depositary Shares under the headings “Description of Share Capital” and “Description of American Depositary Receipts” in the Registration Statement on Form F-1 (Registration No. 33-47126), as originally filed by the Registrant with the Commission under the Securities Act of 1933, as amended, on April 10, 1992. Such description is amended and updated by the information set forth under the headings “Description of Our Shares” and “Description of Class A American Depositary Shares” included in the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2001, filed on March 29, 2002.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

     The Registrant has provided for the indemnification of its directors and officers with respect to general civil liability which they may incur in connection with their activities on behalf of the Registrant.

     The Registrant maintains insurance, at its own expense, to protect itself and any director, officer, employee or agent of the Registrant or of any other entity affiliated with the Registrant against any civil liability, loss or expense, other than liability arising out of willful misconduct.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

     Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit No.	Description of Document

3.1	Statuts (Articles of Association and By-Laws) of the Registrant (English translation) (incorporated by reference to the Registrant’s Report of Foreign Private Issuer on Form 6-K filed with the Commission on October 1, 2001)

3.2	Form of Amended and Restated Deposit Agreement dated as of May 22, 2000, among Alcatel, The Bank of New York, as Depositary, and the holders from time to time of the ADRs issued thereunder, including the form of ADR (incorporated by reference to Exhibit A to Post-Effective Amendment No. 1 to the Registrant’s registration statement on Form F-6 dated May 22, 2000 (Reg. No. 333-11946))

5.1	Opinion of Mr. Pascal Durand-Barthez regarding validity of the Class A Shares.

23.1	Consent of Barbier Frinault & Autres.

23.2	Consent of Mr. Pascal Durand-Barthez (included in the opinion filed as Exhibit No. 5.1)

24.1	Power of Attorney (included on signature page)

Item 9.	Undertakings.

(a)	The Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	That, the Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France on May 31, 2002.

ALCATEL

By:	/s/ Jean-Pierre Halbron Jean-Pierre Halbron President

POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Jean-Pierre Halbron and Pascal Durand-Barthez, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to execute in his name, place and stead, in any and all capacities, any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might, or could, do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on May 31, 2002 by the following persons in the capacities indicated.

Signature	Title

/s/ Serge Tchuruk Serge Tchuruk	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Jean-Pascal Beaufret Jean-Pascal Beaufret	Chief Financial Officer (Principal Financial and Accounting Officer)

Daniel Bernard	Director

Philippe Bissara	Director

/s/ Frank Blount Frank Blount	Director

Signature	Title
/s/ Jozef Cornu Jozef Cornu	Director

/s/ Jean-Pierre Halbron Jean-Pierre Halbron	Director

/s/ David Johnston David Johnston	Director

/s/ Pierre-Louis Lions Pierre-Louis Lions	Director

/s/ Thierry de Loppinot Thierry de Loppinot	Director

Jean-Marie Messier	Director

/s/ Peter Mihatsch Peter Mihatsch	Director

/s/ Bruno Vaillant Bruno Vaillant	Director

/s/ Marc Viénot Marc Viénot	Director

/s/ Helmut Werner Helmut Werner	Director

/s/ George Brunt George Brunt	Authorized Representative in the United States

EXHIBIT INDEX

Exhibit
Number	Description

5.1	Opinion of Mr. Pascal Durand-Barthez regarding validity of the Class A Shares

23.1	Consent of Barbier Frinault & Autres

23.2	Consent of Mr. Pascal Durand-Barthez (included in Exhibit 5.1)